Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE

This Seventh Supplemental Indenture, dated as of February 15, 2013 to be effective as of the Effective Date referred to below (this “Seventh Supplemental Indenture”), among MoneyGram Payment Systems Worldwide, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of March 25, 2008, providing for the issuance of 13.25% Senior Secured Second Lien Notes due 2018 (the “Notes”) and a first supplemental Indenture thereto, a second supplemental Indenture thereto, a third supplemental Indenture thereto, a fourth supplemental Indenture thereto, a fifth supplemental Indenture thereto, and a sixth supplemental Indenture thereto (together with the Base Indenture, the “Indenture”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders specified in Section 9.02;

WHEREAS, Holders of 100% of the aggregate principal amount of the outstanding Notes have provided written consent to this Seventh Supplemental Indenture; and

WHEREAS, the execution of this Seventh Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel with respect to such execution, and all things necessary to make this Seventh Supplemental Indenture a valid agreement between the Company and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendment of Certain Provisions in Article 3 of the Indenture.

(a) Section 3.01 of the Indenture is hereby amended to read in its entirety as follows:

The Company must furnish to the Trustee an Officer’s Certificate if the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof. If such optional redemption is pursuant to Sections 3.07(a) or 3.07(c) hereof, such Officer’s Certificate must be furnished to the

Trustee at least 5 days but not more than 60 days before the Redemption Date. If such optional redemption is pursuant to Section 3.07(d) hereof, such Officer’s Certificate must be furnished to the Trustee at least four Business Days before the Redemption Date, but not more than 60 days before the Redemption Date. In either case, such Officer’s Certificate shall set forth and certify:

(i) the clause of this Indenture pursuant to which the redemption shall occur;

(ii) the Redemption Date;

(iii) the principal amount of Notes to be redeemed; and

(iv) the redemption price.

(b) The second paragraph of Section 3.02 of the Indenture is hereby amended to read in its entirety as follows:

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, on or prior to the redemption or purchase date but not more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided, however, that, notwithstanding the foregoing, in the event of a partial redemption pursuant to Section 3.07(d) hereof, such Notes may be selected by the Trustee on or prior to the Redemption Date, but not more than 60 days before the Redemption Date.

(c) The first and third paragraphs of Section 3.03 of the Indenture are hereby amended to read in their entirety as follows:

Subject to the provisions of Section 3.09 hereof, at least 5 days but not more than 60 days before a Redemption Date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address, except that (a) redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 13 hereof and (b) in the case of an optional redemption pursuant to Section 3.07(d) hereof, redemption notices shall be mailed at least four Business Days before a Redemption Date, but not more than 60 days before a Redemption Date.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph at least 5 days, or in the case of an optional redemption pursuant to Section 3.07(d) hereof four Business Days, prior to the Redemption Date.

(d) The first sentence of Section 3.07(c) of the Indenture (excluding the table at the end thereof, which table shall remain unchanged) is hereby amended to read in its entirety as follows:

On or after the fifth anniversary of the Closing Date, the Company may on any one or more occasions redeem all or any part of the Notes, upon not less than 5 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages the then outstanding principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to (but not including) the applicable Redemption Date, if redeemed during the twelve-month period beginning on dates indicated below, subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date:

3. Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with, and to conform the provisions thereof to reflect, the amendments to the Indenture effected by this Seventh Supplemental Indenture.

4. Effect. This Seventh Supplemental Indenture shall become effective as of February 15, 2013 (such date, the “Effective Date”) upon its execution by the parties hereto.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SEVENTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Effect on Indenture. This Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Seventh Supplemental Indenture. This Seventh Supplemental Indenture shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Indenture or the Notes or to prejudice any other right or rights which the Holders of the Notes may now have or may have in the future under or in connection with the Indenture or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

7. Separability Clause. In case any provision in this Seventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8. Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Seventh Supplemental Indenture may be executed by any party hereto by original or facsimile signature, or electronic format (including pdf) signature, and any facsimile or electronic signature shall also be deemed valid, binding and enforceable as an original signature.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, all as of the date first above written, to be effective as of the Effective Date.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

By:	/s/ W. Alexander Holmes
Name:	W. Alexander Holmes
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Seventh Supplemental Indenture]

MONEYGRAM INTERNATIONAL, INC.
MONEYGRAM PAYMENT SYSTEMS, INC.
MONEYGRAM OF NEW YORK, LLC

By:	/s/ W. Alexander Holmes
Name:	W. Alexander Holmes
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Seventh Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee and Collateral Agent

By: Deutsche Bank National Trust Company

By:	/s/ Jeffrey Schoenfeld
Authorized Signatory
Jeffrey Schoenfeld/Associate

By:	/s/ Kelvin Vargas
Authorized Signatory
Kelvin Vargas/Associate

[Signature Page to Seventh Supplemental Indenture]